UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2015

CERULEAN PHARMA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-9600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2015, the Board of Directors (the “Board”) of Cerulean Pharma Inc. (the “Company”) appointed Christopher D.T. Guiffre as the Company’s President and Chief Executive Officer, effective immediately. In addition, the Board increased the size of the Board from nine to ten members and appointed Mr. Guiffre as a Class I director to fill the newly created vacancy. Mr. Guifrre will serve as a member of the class of directors whose terms expire at the 2015 Annual Meeting of Stockholders. Paul A. Friedman will continue to serve as the Company’s Executive Chairman.

Mr. Guiffre, age 46, has served as the Company’s Chief Operating Officer since 2014. He previously served as the Company’s Senior Vice President & Chief Business Officer. Prior to that, Mr. Guiffre held a number of senior executive positions at various biopharmaceutical companies, including President & Chief Executive Officer of Alvos Therapeutics, Inc., Chief Business Officer at Hydra Biosciences, Inc., and Senior Vice President, General Counsel & Secretary of Cubist Pharmaceuticals, Inc. Mr. Guiffre also has held positions of increasing responsibility at Renaissance Worldwide, Inc., including Vice President, General Counsel and Clerk. Prior to that, he was an Associate at Bingham, Dana & Gould LLP (now part of Morgan, Lewis & Bockius LLP). Mr. Guiffre received a B.S. from Babson College, a J.D. from Boston College Law School, and an M.B.A. from Boston College Carroll School of Management.

Mr. Guiffre has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Guiffre and any other person pursuant to which he was appointed as an officer or director of the Company.

In connection with his appointment as President and Chief Executive Officer of the Company, the Compensation Committee of the Board authorized the Company to amend Mr. Guiffre’s employment agreement to provide that Mr. Guiffre’s annual base salary will be increased to $435,000 and his annual target bonus opportunity will be 50% of his annual base salary. In addition, the Compensation Committee approved amending the terms of the amended employment agreement to state that, in the event Mr. Guiffre is terminated without cause or resigns for good reason (each as defined in his employment agreement), Mr. Guiffre shall receive cash severance in the form of 12 months of base salary continuation or, if such termination or resignation occurs within one year following a change of control (as defined in his employment agreement), Mr. Guiffre will be entitled to (i) a lump sum payment equal to 18 months of base salary plus 1.5 times the higher of Mr. Guiffre’s target bonus and the last annual bonus paid to Mr. Guiffre, and (ii) full acceleration of the vesting of any unvested equity awards, other than awards with vesting based on performance or the achievement of milestones. The Company intends to file Mr. Guiffre’s amended employment agreement after it has been entered into with its next quarterly report on Form 10-Q.

Mr. Guiffre will also be granted a stock option to purchase 407,520 shares of common stock of the Company. The option will vest as to 1/48th of the underlying shares at the end of each successive month following the grant date until the fourth anniversary of such date. The stock options will have an exercise price per share based on the closing price of the Company’s common stock on the date of grant.

Item 7.01	Regulation FD Disclosure

On March 20, 2015, the Company issued a press release relating to Mr. Guiffre’s appointment as the Company’s President and Chief Executive Officer. A copy is furnished herewith.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Cerulean Pharma Inc. on March 20, 2015*

*	The exhibit relating to Item 7.01 shall be deemed to be furnished and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: March 20, 2015	By:	/s/ Christopher D.T. Guiffre

Christopher D.T. Guiffre
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Cerulean Pharma Inc. on March 20, 2015*

*	The exhibit relating to Item 7.01 shall be deemed to be furnished and not filed.